SoftNet Announces Organizational Changes, Strategic Refocusing

MOUNTAIN VIEW, Calif., April 6, 1998 -- SoftNet Systems, Inc. (Amex: SOF), today announced that A.J.R. Oosthuizen, President and C.E.O., would be leaving the Company for personal reasons. "We will miss Johann's drive and leadership," commented Ronald I. Simon, Chairman. "However, we are very pleased that Mr. Oosthuizen will continue to be available to assist management on a consulting basis."

     Mr. Simon continued, "At the same time, we are pleased to announce a new management team and a new strategic refocusing of the business. Dr. Lawrence B. Brilliant, who joined our Board in January, has agreed to serve as CEO on an interim basis," said Mr. Simon. Dr. Brilliant was co-founder of The Well, a network service company which Wired Magazine has called "the most influential online community in the World." Most recently, he was President and CEO of Brilliant Cards, a telephone debit and calling card company, and Vice Chairman of MVX Communications, a switched telephone reseller.

     The Company also announced that Mr. Garrett Girvan has joined as Chief Operating Officer and CFO. For thirteen years prior to joining SoftNet, Mr. Girvan worked for Viacom Cable as Chief Operating Officer and prior to that was Chief Financial Officer. Mr. Girvan was involved in the development of Viacom's new broadband services and brings widespread industry expertise for the broadband service offered to ISP Channel Affiliates.

     Ian Aaron, President of MediaCity World, Inc., was named to the additional post of Vice President of Business Development and Chief Technology Officer of the Company. "We have been making significant strides in building our ISP Channel Affiliate base and management team over the past three months," stated Mr. Aaron. "We have built an excellent reputation with our no cost turn-key ISP Channel offering that allows us to focus on the unique opportunity to bring high speed Internet Access to the 35 million homes served by Independent Cable Operators. Media City has affiliate agreements with more than 20 Cable Operators to offer ISP Channel high speed Internet service to their subscribers.

     As part of the Company's strategic refocusing, the Company also announced today that it has received offers to purchase its Telecommunications subsidiary, and will be reviewing its options.

SoftNet operates three divisions. The Document Management Division develops, sells and supports document factory automation and warehousing systems. The Company's Telecommunications Division markets and installs telecommunications and datacommunications solutions. The Internet Division provides comprehensive business-to-business Internet Services including Internet Access and Web Development along with "The ISP Channel(SM)" branded program for cable and wireless cable operators. News and information are available at www.softnet.com.